                                                                      EXHIBIT 99



MONDAY, MAY 4, 8:58 AM EASTERN TIME

COMPANY PRESS RELEASE

BANCORPSOUTH, INC. ANNOUNCES MERGER WITH MERCHANTS CAPITAL CORP.

TUPELO, Miss. -- (BUSINESS WIRE) -- May 4, 1998 -- The holding companies of Bank of Mississippi, headquartered in Tupelo, and Merchants Bank of Vicksburg have entered into a binding agreement to merge.

BancorpSouth, Inc., (NYSE: BXS - news) holding company of BancorpSouth Bank which does business in Mississippi as Bank of Mississippi, and Merchants Capital Corp. [OTC BB:MCBKB-news], holding company of Merchants Bank, today announced the signing of a definitive agreement to merge Merchants Capital Corp. into BancorpSouth, subject to approval of the shareholders of Merchants Capital Corp. and federal and state regulatory authorities.

Under the terms of the agreement, shareholders of Merchants Capital will receive 1.884 shares of BancorpSouth Inc. common stock in exchange for each share of Merchants Capital Corp. common stock. The exchange rate will be adjusted to reflect BancorpSouth's previously announced two-for-one stock split effected in the form of a 100% stock dividend that will be issued on May 15, 1998.

On a post-split basis, Merchants' shareholders will receive 3.768 shares of BancorpSouth stock for each share of Merchants' Capital Corp. common stock. The subsidiary banks of the two bank holding companies will also be merged.

The transaction will be structured as a pooling of interests and as a tax-free exchange to the shareholders of Merchants Capital. In connection with the transaction, BancorpSouth has been granted an option to acquire up to 19% of the common stock of Merchants, subject to certain limitations, terms, and conditions set forth in a stock option agreement between Merchants and BancorpSouth.

The merger represents an in-market transaction between BancorpSouth and Merchants. The combination of the two banks will give Bank of Mississippi a more significant share of the Vicksburg and Warren County banking market. Bank of Mississippi currently operates two branch offices in Vicksburg while Merchants operates four Vicksburg locations. Merchants also operates two additional branch offices in Utica and Edwards in Hinds County and a loan production office in Jackson, Miss.

As of March 31, 1998, BancorpSouth's total assets were $4.4 billion while Merchants Capital Corp. assets totaled $222.2 million. The combining of the two banks is expected to result in a reduction of duplicative operating expenses. The merger is expected to be slightly dilutive to BancorpSouth's 1998 earnings per share but antidilutive in 1999.

Based on the closing price of BancorpSouth's common stock as traded on the New York Stock Exchange, the transaction is valued at $63,136,000.

BancorpSouth has a total of 134 offices servicing 55 Mississippi and Tennessee communities.

BancorpSouth Chairman and CEO Aubrey B. Patterson said, "Merchants Bank is a truly outstanding institution. It is a bulwark of the Vicksburg business community, and Merchants' philosophy of planting deep roots in the Vicksburg market mirrors that a Bank of Mississippi. Like us, they have strong ties to the state and local economy, and they will bring great strength to our company. Together, we can lend a higher level of service to the Vicksburg, Edwards and Utica markets."

Merchants' Chairman and CEO Howell N. Gage said, "Merchants is quite pleased to affiliate with such a fine company and such capable people. Bank of Mississippi is an extremely well run bank which shares our commitments of service to customers, concern for employees and development of the communities we serve. This merger will allow us to carry forward these commitments while remaining viable and competitive in the rapidly changing financial services industry."

Statements are considered to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and the current economic environment. Actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. Additional discussions of factors affecting BancorpSouth Inc.'s business and prospects are contained in the company's periodic filings with the Securities and Exchange Commission.

Based on IBES consensus estimates of earnings for 1998 and 1999, the merger of BancorpSouth, Inc. and Merchants Capital is expected to impact BancorpSouth's earnings as follows:

1998 - Dilutive by 3.0%

1999 - Accretive by 1.3%

14% Expected synergies (100% cost)

---------------
Contact:

         BancorpSouth, Inc., Tupelo
         Harry Baxter, 601/680-2410
         http://www.bancorpsouth.com
         or
         Merchants Capital Corp.
         Howell N. Gage, 601/630-2211